Exhibit (a)(5)(D)

Subject Line: Treatment of Your Equity Awards in the Gannett Transaction

Hello!

You are receiving this email because you have in-the-money equity awards or vested shares of stock!  In connection with the closing of the transaction, all outstanding ReachLocal equity awards, including RSUs and stock options, will be treated as described below and in the attached FAQs. At this time, we expect the close to occur sometime in the third quarter of 2016.

●	Restricted Stock Units (RSUs): Each RSU, whether vested or unvested, will be cancelled in exchange for $4.60 per share.
●

Stock options: Each stock option with an exercise price less than $4.60 per share, whether vested or unvested, will be cancelled in exchange for (1) $4.60 minus the applicable exercise price per share of such option, multiplied by (2) the aggregate number of shares of common stock underlying such option.

●	ALL grants must be accepted prior to cancellation. Please review your grants.
●	For more information, please see the attached FAQs that outline the process in more detail.

For questions regarding your Merrill Lynch account, please call 877-767-2404 (U.S.) or 609.818.8894 (International)

For remaining questions, please follow up with your local HRBP.

Thank you,

Shari

Notice to Investors

The above is not an offer to buy nor a solicitation of an offer to sell any of ReachLocal’s (the “Company”) securities. The solicitation and the offer to buy the Company Shares have only been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Gannett Co., Inc. (“Parent”) and its affiliate, Raptor Merger Sub, Inc. (“Purchaser”), have filed with the SEC. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the tender offer and the merger free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at http://investors.reachlocal.com/. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Statements included in this report that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on the Company’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the tender offer and the merger. The Company’s actual future results may differ materially from the Company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the tender offer and the merger; uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC, as well as the tender offer materials filed by Parent and Purchaser and the Solicitation/Recommendation Statement filed by the Company in connection with the tender offer.

The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Attached FAQ

ReachLocal Equity Award FAQ

Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

Q: What happens to my ReachLocal stock, RSUs and/or stock options?

A: All outstanding shares of ReachLocal stock validly tendered and not properly withdrawn in the tender offer will be entitled to receive the tender offer price of $4.60 per share.

In connection with the closing of the transaction, all outstanding ReachLocal equity awards, including restricted stock unit awards (RSUs) and stock options, will be treated as described below.

Q: Is there anything I need to do now?

A: Prior to closing of the transaction please make sure all of your equity grants have been accepted. To do that:

●	Review Your Account: Go to benefits.ml.com and log on. If you have not yet logged into ML, follow the steps in the attached QRC.

For non-US employees, please contact your local HRBP if you do not know or remember your Merrill Lynch Participant ID #.

●

Grant Acceptance: All grants must be accepted and you must have a brokerage account set up prior to the closing of the transaction. See the attached QRCs for Grant Acceptance and Opening a Brokerage Account.

Q: What will happen to my stock options?

A: Each stock option that is outstanding (i.e., options that have not been exercised or forfeited), whether vested or unvested, at the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment determined by multiplying: (1) the offer price of $4.60 minus the applicable exercise price per share of such option (provided that the per share exercise price is less than $4.60), and (2) the aggregate number of shares of common stock underlying such option.

For example, if you currently have an option to purchase 2,000 shares at an exercise price of $2.60 per share, you will receive a payment of $4,000 (($4.60 - $2.60) times 2,000), less applicable withholding taxes.

Any stock option that has a per share exercise price that is equal to or greater than $4.60 will be cancelled without consideration upon the closing of the transaction.

Except for making sure to accept each of your equity awards (see Q: Is there anything I need to do now? above), no other action on your part is needed to receive your cash payment. If applicable, the cash payment will be made to you through the Company’s payroll promptly following the closing of the transaction, and will be net of any applicable withholding taxes.

If you leave the Company for any reason before the closing of the transaction, all of your then-unvested options will immediately terminate. All of your options that have vested as of your termination date will continue to be exercisable until the earlier of the closing of the transaction and 90 days following your last day of employment. If the transaction closing date occurs during this 90-day period, your vested options will be cancelled and exchanged for the right to receive a cash payment as indicated above.

Q: What will happen to my RSUs?

Upon the closing of the transaction, each restricted stock unit (RSU) that is outstanding, whether vested or unvested, will be cancelled and exchanged for the right to receive a cash payment determined by multiplying: (1) the offer price of $4.60, and (2) the aggregate number of shares of common stock underlying such RSU award.

Except for making sure to accept each of your equity awards and set up of a brokerage account prior to the closing (see Q: Is there anything I need to do now? above), no other action on your part is needed to receive your cash. If applicable, the cash payment will be made to you through the Company’s payroll promptly following the closing of the transaction, and will be net of any applicable withholding taxes.

If you leave the Company for any reason before the closing of the transaction, any RSU awards that were granted to you generally will be forfeited without payment to the extent they are unvested as of your termination date.

Q: What happens to ReachLocal (fully vested) shares that I already own?

A: The tender offer commenced on July 11, 2016. You will be provided with an opportunity to tender your shares in exchange for the offer price of $4.60 per share, without interest, which amount will not be paid until the satisfaction of the various conditions to the tender offer and following the expiration of the tender offer period. Materials regarding the tender offer will be mailed to you or otherwise made available to you by the broker that holds those shares.

After the closing, net cash proceeds will be deposited into your Merrill Lynch or other brokerage account where you hold shares. Generally, it takes 3-5 days for the cash to be deposited after the closing of the transaction. For a cash distribution, contact the broker directly for a same day wire or check request.

More Questions?

●	For any tax questions, please contact your Tax Advisor
●	For remaining questions, feel free to contact your HRBP
●	For questions regarding your Merrill Lynch account, please call 877-767-2404 (U.S.) or 609.818.8894 (International)

Notice to Investors

This filing is not an offer to buy nor a solicitation of an offer to sell any of ReachLocal’s (the “Company”) securities. The solicitation and the offer to buy the Company Shares have only been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Gannett Co., Inc. (“Parent”) and its affiliate, Raptor Merger Sub, Inc. (“Purchaser”), have filed with the SEC. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the tender offer and the merger free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at http://investors.reachlocal.com/. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Statements included in this report that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on the Company’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the tender offer and the merger. The Company’s actual future results may differ materially from the Company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the tender offer and the merger; uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC, as well as the tender offer materials filed by Parent and Purchaser and the Solicitation/Recommendation Statement filed by the Company in connection with the tender offer.

The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.